February 26, 2007


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for the Baillie Gifford
Funds and, under the date of February 28, 2006, we reported on the statement of assets and liabilities of the Baillie Gifford Emerging Markets Fund, including the portfolio of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and for the period from April 4, 2003 (commencement of operations) through December
31, 2003. On August 31, 2006, we were dismissed. We have read the Baillie Gifford Funds' statements included under Sub-Item 77K of its Form N-SAR dated February 26, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Baillie Gifford Funds' statements that on August 31, 2006 Briggs, Bunting & Dougherty, LLP was engaged as principal accountants and the decision to change accountants was approved by the Audit Committee of the Board of Trustees.


Very truly yours,


KPMG LLP